--------------------------------------------------------------------------------
                               EXCHANGE AGREEMENT


                                     Between

                                   XAIBE, INC.

                                       and

                                POLARSHIELD, INC.
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                            Dated September 29, 2000

                                TABLE OF CONTENTS

ARTICLE I         Representations, Covenants, and Warranties of PolarShield

         Section 1.01   Organization....................................    1
         Section 1.02   Capitalization..................................    2
         Section 1.03   Subsidiaries and Predecessor Corporations.......    2
         Section 1.04   Financial Statements............................    2
         Section 1.05   Information.....................................    3
         Section 1.06   Options and Warrants............................    3
         Section 1.07   Absence of Certain Changes or Events............    3
         Section 1.08   Title and Related Matters.......................    4
         Section 1.09   Litigation and Proceedings......................    5
         Section 1.10   Contracts.......................................    5
         Section 1.11   Material Contract Defaults......................    6
         Section 1.12   No Conflict With Other Instruments..............    6
         Section 1.13   Governmental Authorizations.....................    6
         Section 1.14   Compliance With Laws and Regulations............    6
         Section 1.15   Insurance.......................................    6
         Section 1.16   Approval of Agreement...........................    6
         Section 1.17   Material Transactions or Affiliations...........    6
         Section 1.18   Labor Relations.................................    7
         Section 1.19   PolarShield Schedules...........................    7
         Section 1.20   Valid Obligation................................    8

ARTICLE II        Representations, Covenants and Warranties of Xaibe

         Section 2.01   Organization....................................    8
         Section 2.02   Capitalization..................................    9
         Section 2.03   Subsidiaries and Predecessor Corporations.......    9
         Section 2.04   Securities Filings; Financial Statements........    9
         Section 2.05   Information.....................................   10
         Section 2.06   Options and Warrants............................   11
         Section 2.07   Absence of Certain Changes or Events............   11
         Section 2.08   Title and Related Matters.......................   12
         Section 2.09   Litigation and Proceedings......................   12
         Section 2.10   Contracts.......................................   12
         Section 2.11   Material Contract Defaults......................   13
         Section 2.12   No Conflict With Other Instruments..............   13
         Section 2.13   Governmental Authorizations.....................   13
         Section 2.14   Compliance With Laws and Regulations............   13
         Section 2.15   Insurance.......................................   14
         Section 2.16   Approval of Agreement...........................   14
         Section 2.17   Continuity of Business Enterprises..............   14
         Section 2.18   Material Transactions or Affiliations...........   14
         Section 2.19   Labor Relations.................................   14
         Section 2.20   Xaibe Schedules.................................   14
         Section 2.21   Bank Accounts; Power of Attorney................   16
         Section 2.22   Valid Obligation................................   16

ARTICLE III       Plan of Exchange

         Section 3.01   The Exchange....................................   16
         Section 3.02   Anti-Dilution...................................   16
         Section 3.03   Closing.........................................   17
         Section 3.04   Closing Events..................................   17
         Section 3.05   Termination.....................................   17

ARTICLE IV        Special Covenants

         Section 4.01   Access to Properties and Records................   19
         Section 4.02   Delivery of Books and Records...................   19
         Section 4.03   Third Party Consents and Certificates...........   19
         Section 4.04   Preferred Stock Conversion......................   20
         Section 4.05   Designation of Directors and Officers...........   20
         Section 4.06   Exclusive Dealing Rights........................   20
         Section 4.07   Actions Prior to Closing........................   21
         Section 4.08   Sales Under Rule 144 or 145, If Applicable......   22
         Section 4.09   Indemnification.................................   23

ARTICLE V         Conditions Precedent to Obligations of Xaibe

         Section 5.01  Accuracy of Representations and Performance of
                       Covenants........................................   24
         Section 5.02  Officer's Certificates...........................   24
         Section 5.03  No Material Adverse Change.......................   24
         Section 5.04  Good Standing....................................   24
         Section 5.05  Approval by PolarShield Shareholders.............   24
         Section 5.06  No Governmental Prohibitions.....................   24
         Section 5.07  Consents.........................................   25
         Section 5.08  Other Items......................................   25

ARTICLE VI Conditions Precedent to Obligations of PolarShield and the PolarShield Shareholders

         Section 6.01   Accuracy of Representations and Performance of
                        Covenants.......................................   25
         Section 6.02   Officer's Certificate...........................   26
         Section 6.03   No Material Adverse Change......................   26
         Section 6.04   Good Standing...................................   26
         Section 6.05   No Governmental Prohibition.....................   26
         Section 6.06   Consents........................................   26
         Section 6.07   Other Items.....................................   26

ARTICLE VII       Miscellaneous

         Section 7.01      Brokers......................................   26
         Section 7.02      Governing Law................................   27
         Section 7.03      Notices......................................   27
         Section 7.04      Attorney's Fees..............................   27
         Section 7.05      Confidentiality..............................   28
         Section 7.06      Public Announcements and Filings.............   28
         Section 7.07      Schedules; Knowledge.........................   28
         Section 7.08      Third Party Beneficiaries....................   28
         Section 7.09      Expenses.....................................   28
         Section 7.10      Entire Agreement.............................   28
         Section 7.11      Survival; Termination........................   28
         Section 7.12      Counterparts.................................   28
         Section 7.13      Amendment or Waiver..........................   29
         Section 7.14      Best Efforts.................................   29

                               EXCHANGE AGREEMENT

     THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 29th day of September, 2000, by and between XAIBE, INC., a Nevada corporation (hereinafter referred to as "Xaibe"), and POLARSHIELD, INC., a Nevada corporation (hereinafter referred to as "PolarShield"), upon the following premises:

                                    Premises

     WHEREAS, Xaibe is a publicly held corporation organized under the laws of the State of Nevada;

     WHEREAS, PolarShield is a privately held corporation organized under the laws of the State of Nevada and engaged in the marketing of a patented refrigerant process (the "Process") designed to improve efficiency of heating, ventilation, and air condition and refrigerant systems;

     WHEREAS, management of the constituent corporations entered into discussions pursuant to which Xaibe has agreed in principal to acquire 100% of the issued and outstanding stock of PolarShield in exchange for the issuance of certain shares of PolarShield (the "Exchange") and PolarShield has agreed to use its best efforts to cause the holders of PolarShield Common Stock (the "PolarShield Common Shareholders") to exchange their securities of PolarShield on the terms described herein; and

     WHEREAS, Xaibe and PolarShield desire to set forth the terms of the Exchange.

                                    Agreement

     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I

            REPRESENTATIONS, COVENANTS, AND WARRANTIES OF POLARSHIELD

     As an inducement to, and to obtain the reliance of Xaibe, except as set forth on the PolarShield Schedules (as hereinafter defined), PolarShield represents and warrants as follows:

     Section 1.01 Organization. PolarShield is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the PolarShield Schedules are complete and correct copies of the articles of incorporation, and bylaws of PolarShield as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of PolarShield's articles of incorporation or bylaws. PolarShield has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. PolarShield has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

     Section 1.02 Capitalization. The authorized capitalization of PolarShield consists of (a) 25,000,000 shares of common stock, $0.001 par value, of which 5,676,385 shares are currently issued and outstanding and (b) 5,000,000 shares of preferred stock, $0.01 par value, of which 1,629,550 shares (the "Preferred Stock") are currently issued and outstanding and convertible into shares of common stock as set forth in Schedule 1.02(b) of the PolarShield Schedules. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

     Section 1.03 Subsidiaries and Predecessor Corporations. PolarShield does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in Schedule 1.03. For purposes hereinafter, the term "PolarShield" also includes those subsidiaries, if any, set forth on Schedule 1.03.

     Section 1.04 Financial Statements.

          (a) Included in the PolarShield Schedules are (i) the unaudited balance sheets and the related statements of operations of PolarShield as of and for the quarter ended June 30, 2000, and (ii) the audited balance sheet of PolarShield as of December 31, 1999, and the related audited statements of operations, stockholders' equity and cash flows for the fiscal year ended December 31, 1999, together with the notes to such statements and the opinion of Bob Stevens & Associates, independent certified public accountants, with respect thereto.

          (b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The PolarShield balance sheets present a true and fair view as of the dates of such balance sheets of the financial condition of PolarShield. PolarShield did not have, as of the dates of such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of PolarShield in accordance with generally accepted accounting principles.

          (c) PolarShield has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

          (d) PolarShield has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.


          (e) The books and records, financial and otherwise, of PolarShield are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

          (f) All of PolarShield's assets are reflected on its financial statements, and, except as set forth in the PolarShield Schedules or the financial statements of PolarShield or the notes thereto, PolarShield has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

     Section 1.05 Information. The information concerning PolarShield set forth in this Agreement and in the PolarShield Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, PolarShield has fully disclosed in writing to Xaibe (through this Agreement or the PolarShield Schedules) all information relating to matters involving PolarShield or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $5,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of PolarShield or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on PolarShield, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

     Section 1.06 Options or Warrants. Except as set forth in Schedule 1.06, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued PolarShield common stock, except options, warrants, calls or commitments, if any, to which PolarShield is not a party and by which it is not bound.

     Section 1.07 Absence of Certain Changes or Events. Except as set forth in this Agreement or the PolarShield Schedules, since June 30, 2000:

          (a) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of PolarShield or
     (ii) any damage, destruction, or loss to PolarShield (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of PolarShield;

          (b) PolarShield has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of PolarShield; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

          (c) PolarShield has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent PolarShield balance sheet, and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of PolarShield; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

          (d) to the best knowledge of PolarShield, PolarShield has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of PolarShield.

     Section 1.08 Title and Related Matters. PolarShield has good and marketable title to all of its properties, inventory, interests in properties, and assets, real and personal, which are reflected in the most recent PolarShield balance sheet or acquired after that date (except properties, inventory, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business) free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the PolarShield Schedules. Except as set forth in the PolarShield Schedules, PolarShield owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with PolarShield's business. Except as set forth in the PolarShield Schedules, no third party has any right to, and PolarShield has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of PolarShield or any material portion of its properties, assets, or rights.

     Section 1.09 Litigation and Proceedings. Except as set forth in the PolarShield Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of PolarShield after reasonable investigation, threatened by or against PolarShield or affecting PolarShield or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. PolarShield does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     Section 1.10 Contracts.

          (a) Except as included or described in the PolarShield Schedules, there are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which PolarShield is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which
     (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000));

          (b) All contracts, agreements, franchises, license agreements, and other commitments to which PolarShield is a party or by which its properties are bound and which are material to the operations of PolarShield taken as a whole are valid and enforceable by PolarShield in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

          (c) PolarShield is not a party to or bound by, and the properties of PolarShield are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of PolarShield; and

          (d) Except as included or described in the PolarShield Schedules or reflected in the most recent PolarShield balance sheet, PolarShield is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice;
     (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which PolarShield is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of PolarShield.

     Section 1.11 Material Contract Defaults. PolarShield is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of PolarShield and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which PolarShield has not taken adequate steps to prevent such a default from occurring.

     Section  1.12 No Conflict  With Other  Instruments.  The  execution of this
Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which PolarShield is a party or to which any of its properties or operations are subject.

     Section 1.13 Governmental Authorizations. Except as set forth in the PolarShield Schedules, PolarShield has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by PolarShield of this Agreement and the consummation by PolarShield of the transactions contemplated hereby.

     Section 1.14 Compliance With Laws and Regulations. Except as set forth in the PolarShield Schedules, to the best of its knowledge PolarShield has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of PolarShield or except to the extent that noncompliance would not result in the occurrence of any material liability for PolarShield.

     Section 1.15 Insurance. All of the properties of PolarShield are fully insured for their full replacement cost.

     Section 1.16 Approval of Agreement. The board of directors of PolarShield has authorized the execution and delivery of this Agreement by PolarShield and has approved this Agreement and the transactions contemplated hereby, and will recommend to the PolarShield Shareholders that the Exchange be accepted by them.

     Section  1.17  Material  Transactions  or  Affiliations.  Set  forth in the
PolarShield Schedules is a description of every contract, agreement, or arrangement between PolarShield and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by PolarShield to own beneficially, 5% or more of the issued and outstanding common stock of PolarShield and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the PolarShield Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of PolarShield has, or has had since inception of PolarShield, any known interest, direct or indirect, in any transaction with PolarShield which was material to the business of PolarShield. There are no commitments by PolarShield, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

     Section 1.18 Labor Relations. PolarShield has not had work stoppage resulting from labor problems. To the knowledge of PolarShield, no union or other collective bargaining organization is organizing or attempting to organize any employee of PolarShield.

     Section 1.19 PolarShield Schedules. PolarShield has delivered to Xaibe the following schedules, which are collectively referred to as the "PolarShield Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of PolarShield as complete, true, and correct as of the date of this Agreement in all material respects:

          (a) a schedule containing complete and correct copies of the articles of incorporation, and bylaws of PolarShield in effect as of the date of this Agreement;

          (b) a schedule containing the financial statements of PolarShield identified in paragraph 1.04(a);

          (c) a Schedule 1.19(c) containing a list indicating the name and address of each shareholder of PolarShield together with the number of shares owned by him, her or it;

          (d) a schedule containing a description of all real property owned by PolarShield, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

          (e) copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which PolarShield carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of PolarShield);

          (f) a schedule listing the accounts receivable and notes and other obligations receivable of PolarShield as of June 30, 2000, or thereafter other than in the ordinary course of business of PolarShield, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which are in the aggregate material and due to or claimed by such debtor;

          (g) a  schedule  listing  the  accounts  payable  and  notes and other obligations  payable  of  PolarShield  as of June 30,  2000,  or that arose thereafter other than in the ordinary course of the business of PolarShield, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by PolarShield respecting such obligations;

          (h) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of PolarShield since June 30, 2000, required to be provided pursuant to section 1.07 hereof; and

          (i) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the PolarShield Schedules by Sections 1.01 through 1.18.

     PolarShield shall cause the PolarShield Schedules and the instruments and data delivered to Xaibe hereunder to be promptly updated after the date hereof up to and including the Closing Date.

     It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by PolarShield. PolarShield shall have until October 16, 2000 to provide such schedules. If PolarShield cannot or fails to do so, or if Xaibe acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, Xaibe may terminate this Agreement by giving written notice to PolarShield within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Xaibe may consider a disclosure in the PolarShield Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in Section 1.04(a), taken as a whole.

     Section 1.20 Valid Obligation. This Agreement and all agreements and other documents executed by PolarShield in connection herewith constitute the valid and binding obligation of PolarShield, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE II

               REPRESENTATIONS, COVENANTS, AND WARRANTIES OF XAIBE

     As an inducement to, and to obtain the reliance of PolarShield and the PolarShield Shareholders, except as set forth in the Xaibe Schedules (as hereinafter defined), Xaibe represents and warrants as follows:

     Section 2.01 Organization. Xaibe is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Xaibe Schedules are complete and correct copies of the certificate of incorporation and bylaws of Xaibe as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Xaibe's certificate of incorporation or bylaws. Xaibe has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Xaibe has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

     Section 2.02 Capitalization. Xaibe's authorized capitalization consists of 40,000,000 shares of common stock, par value $0.001 of which 6,400,000 shares are issued and outstanding (the "Original Xaibe Shares"). Following consummation of the transactions contemplated hereby, including the issuance of shares pursuant to the Exchange, Xaibe will have no more than 12,076,385 shares of common stock outstanding, including shares issuable pursuant to the exercise of outstanding warrants and options, but excluding shares issuable upon conversion of the Preferred Stock. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

     Section 2.03 Subsidiaries and Predecessor Corporations. Xaibe does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation, except as disclosed in
Schedule 2.03. For purposes hereinafter, the term "Xaibe" also includes those subsidiaries, if any, set forth on Schedule 2.03.

     Section 2.04 Securities Filings; Financial Statements.

          (a) Xaibe filed a Registration Statement on Form 10-SB which became effective on December 13, 1999 (the "SEC Effective Date"). Since the SEC Effective Date, Xaibe has filed on a timely basis all reports (the "SEC Reoprts") required to be filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange of 1934 (the "Exchange Act"), and has heretofore delivered to PolarShield, in the form filed with the Commission, (i) all quarterly and annual reports on Forms 10-QSB and 10-KSB filed since the SEC Effective Date, (iii) all other reports filed by Xaibe with the SEC since SEC Effective Date and (iv) all comment letters from the SEC with respect to the SEC Reports. The SEC Reports (i) were prepared in accordance with the requirements of the Exchange Act or the Securities Act of 1933 (the "Securities Act"), as appropriate, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Included in the Xaibe Schedules are (i) the unaudited balance sheets of Xaibe and the related statements of operations and cash flows as of and for the three months and six months ended March 31, 2000 and (ii) the audited balance sheet of Xaibe as of October 31, 1999, and the related audited statement of operations, stockholders' equity and cash flows for the period from July 17, 1998 (inception) to October 31, 1999, together with the notes to such statements and the opinion of Janet Loss, independent certified public accountants, with respect thereto, all as set forth in the SEC Reports.

          (c) All such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved. The Xaibe balance sheets present fairly as of their respective dates the financial condition of Xaibe. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Xaibe had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of Xaibe, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by GAAP.

          (d) Xaibe has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

          (e) Xaibe has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

          (f) The books and records, financial and otherwise, of Xaibe are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

          (g) All of Xaibe's assets are reflected on its financial statements, and, except as set forth in the Xaibe Schedules or the financial statements of Xaibe or the notes thereto, Xaibe has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

     Section 2.05 Information. The information concerning Xaibe set forth in this Agreement and the Xaibe Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Xaibe has fully disclosed in writing to PolarShield (through this Agreement or the Xaibe Schedules) all information relating to matters involving Xaibe or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $5,000 liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of Xaibe or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on Xaibe, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

     Section 2.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Xaibe, except options, warrants, calls or commitments, if any, to which Xaibe is not a party and by which it is not bound.

     Section 2.07 Absence of Certain Changes or Events. Except as set forth herein or permitted in writing by PolarShield, since the date of the most recent Xaibe balance sheet:

          (a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of Xaibe or (ii) any damage, destruction or loss to Xaibe (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Xaibe;

          (b) Xaibe has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Xaibe; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business;
     (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or
     (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

          (c)  Xaibe  has not (i)  granted  or  agreed  to  grant  any  options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent Xaibe balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Xaibe; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

          (d) to the best knowledge of Xaibe, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Xaibe.

     Section 2.08 Title and Related Matters. Xaibe has good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, which are reflected in the most recent Xaibe balance sheet or acquired after that date (except properties, inventory, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Xaibe Schedules. Except as set forth in the Xaibe Schedules, Xaibe owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Xaibe's business. Except as set forth in the Xaibe Schedules, no third party has any right to, and Xaibe has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, propriety techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of Xaibe or any material portion of its properties, assets, or rights.

     Section 2.09 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge Xaibe after reasonable investigation, threatened by or against Xaibe or affecting Xaibe or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in Schedule 2.09. Xaibe has no knowledge of any default on its part with respect to any judgement, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

     Section 2.10 Contracts.

          (a) Xaibe is not a party to, and its assets, products, technology and properties are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral, except as disclosed in Schedule 2.10.

          (b) All contracts, agreements, franchises, license agreements, and other commitments to which Xaibe is a party or by which its properties are bound and which are material to the operations of Xaibe taken as a whole are valid and enforceable by Xaibe in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

          (c) Xaibe is not a party to or bound by, and the properties of Xaibe are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of Xaibe; and

          (d) Except as included or described in the Xaibe Schedules or reflected in the most recent Xaibe balance sheet, Xaibe is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which Xaibe is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $5,000 in the aggregate; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Xaibe.

     Section 2.11 Material Contract Defaults. Xaibe is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Xaibe and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Xaibe has not taken adequate steps to prevent such a default from occurring.

     Section  2.12 No Conflict  With Other  Instruments.  The  execution of this
Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Xaibe is a party or to which any of its assets or operations are subject.

     Section 2.13 Governmental Authorizations. Xaibe has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Xaibe of this Agreement and the consummation by Xaibe of the transactions contemplated hereby.

     Section 2.14 Compliance With Laws and Regulations. To the best of its knowledge, Xaibe has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Xaibe or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

     Section 2.15 Insurance. All of the properties of Xaibe are fully insured for their full replacement cost.

     Section 2.16 Approval of Agreement. The board of directors of Xaibe has authorized the execution and delivery of this Agreement by Xaibe. No approval of the shareholders of Xaibe is required to carry out the transactions contemplated by this Agreement.

     Section 2.17 Continuity of Business Enterprises. Xaibe has no commitment or present intention to liquidate PolarShield or sell or otherwise dispose of a material portion of PolarShield's business or assets following the consummation of the transactions contemplated hereby.

     Section 2.18 Material Transactions or Affiliations. Except as disclosed herein and in the Xaibe Schedules, there exists no contract, agreement or arrangement between Xaibe and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Xaibe to own beneficially, 5% or more of the issued and outstanding common stock of Xaibe and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of Xaibe has, or has had since inception of Xaibe, any known interest, direct or indirect, in any such transaction with Xaibe which was material to the business of Xaibe. Xaibe has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

     Section 2.19 Labor Relations. Xaibe has not had work stoppage resulting from labor problems. To the knowledge of Xaibe, no union or other collective bargaining organization is organizing or attempting to organize any employee of Xaibe.

     Section 2.20 Xaibe Schedules. Xaibe has delivered to PolarShield the following schedules, which are collectively referred to as the "Xaibe Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of Xaibe to be complete, true, and accurate in all material respects as of the date of this Agreement:

          (a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of Xaibe as in effect as of the date of this Agreement;

          (b) a schedule containing the financial statements of Xaibe identified in paragraph 2.04(b);

          (c) a Schedule 2.20(c) containing a list indicating the name and address of each shareholder of Xaibe together with the number of shares owned by him, her or it;

          (d) a schedule containing a description of all real property owned by Xaibe, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

          (e) copies of all licenses, permits, and other governmental authorizations (or requests or applications therefor) pursuant to which Xaibe carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of Xaibe);

          (f) a schedule listing the accounts receivable and notes and other obligations receivable of Xaibe as of June 30, 2000, or thereafter other than in the ordinary course of business of Xaibe, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such debtor;

          (g) a schedule listing the accounts payable and notes and other obligations payable of Xaibe as of June 30, 2000, or that arose thereafter other than in the ordinary course of the business of Xaibe, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by Xaibe respecting such obligations;

          (h) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Xaibe since June 30, 2000, required to be provided pursuant to section 2.07 hereof; and

          (i) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Xaibe Schedules by Sections 2.01 through 2.19.

     Xaibe shall cause the Xaibe Schedules and the instruments and data delivered to PolarShield hereunder to be promptly updated after the date hereof up to and including the Closing Date.

     It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Xaibe. Xaibe shall have until October 16, 2000 to provide such schedules. If Xaibe cannot or fails to do so, or if PolarShield acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth below, PolarShield may terminate this Agreement by giving written notice to Xaibe within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, PolarShield may consider a disclosure in the Xaibe Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial statements listed in
Section 2.04(b), taken as a whole.

     Section 2.21 Bank Accounts; Power of Attorney. Set forth in Schedule 2.21 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Xaibe within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Xaibe, (b) all safe deposit boxes and other similar custodial arrangements maintained by Xaibe within the past twelve
(12) months, and (c) the names of all persons holding powers of attorney from Xaibe or who are otherwise authorized to act on behalf of Xaibe with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

     Section 2.22 Valid Obligation. This Agreement and all agreements and other documents executed by Xaibe in connection herewith constitute the valid and binding obligation of Xaibe, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE III

                                PLAN OF EXCHANGE

     Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.03), each PolarShield Common Shareholder who shall elect to accept the exchange offer described herein (the "Accepting Common Shareholders"), shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of common stock of PolarShield set forth on Schedule 1.19(c) attached hereto, in the aggregate constituting 100% of the issued and outstanding shares of common stock of PolarShield held by each of such shareholders; the objective of such Exchange being the acquisition by Xaibe of 100% of the issued and outstanding common stock of PolarShield. In exchange for the transfer of such securities by the PolarShield Shareholders, Xaibe shall issue to the PolarShield Shareholders an aggregate of 5,676,385 shares of common stock of Xaibe (the "Common Exchange Shares"). In the event the Exchange is consummated, as provided in Section 5.05, but less than 100% of the common stock of PolarShield is delivered to Xaibe, the number of Common Exchange Shares issuable by Xaibe to the Accepting Common Shareholders as described above shall be reduced proportionately. At the Closing, each Accepting Common Shareholder shall, on surrender of his certificate or certificates representing such PolarShield shares to Xaibe or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Common Exchange Shares. Upon consummation of the transaction contemplated herein, assuming participation by all of the PolarShield Shareholders, all of the shares of common stock of PolarShield shall be held by Xaibe.

     Section 3.02 Anti-Dilution. The number of shares of Xaibe common stock issuable upon exchange pursuant to Section 3.01 shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Xaibe common stock which may occur between the date of the execution of this Agreement and the Closing Date.

     Section  3.03  Closing.   The  closing   ("Closing")  of  the  transactions
contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date") but not later than October 31, 2000, subject to the right of Xaibe or PolarShield to extend such Closing Date by up to an additional sixty (60) days. Such Closing shall take place at a mutually agreeable time and place.

     Section 3.04 Closing Events. At the Closing, Xaibe, PolarShield and each of the PolarShield Common Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

     Section 3.05 Termination.

          (a) This Agreement may be terminated by the board of directors of either Xaibe or PolarShield at any time prior to the Closing Date if:

               (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgement of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange; or

               (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the SEC) or in the judgement of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange.

     In the event of termination pursuant to this paragraph (a) of Section 3.05, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

          (b) This Agreement may be terminated by the board of directors of Xaibe at any time prior to the Closing Date if:

               (i) there shall have been any change after the date of the latest balance sheet of PolarShield in the assets, properties, business, or financial condition of PolarShield, which could have a materially adverse effect on the financial statements of PolarShield listed in
          Section 1.04(a) taken as a whole, except any changes disclosed in the PolarShield Schedules;

               (ii) the board of directors of Xaibe determines in good faith that one or more of Xaibe's conditions to Closing has not occurred, through no fault of Xaibe.

               (iii) Xaibe takes the  termination  action  specified  in Section
          1.18 as a result of PolarShield Schedules or updates thereto which Xaibe finds unacceptable;

               (iv) on or before October 31, 2000, Xaibe notifies PolarShield that Xaibe's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in Section 1.19; or

               (v) PolarShield shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of PolarShield contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

     If this Agreement is terminated pursuant to this paragraph (b) of Section 3.05, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that PolarShield shall bear its own costs as well as the reasonable costs of Xaibe in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities to be issued in the Exchange under the registration requirements, or exemption from the registration requirements, of state and federal securities laws.

          (c) This Agreement may be terminated by the board of directors of PolarShield at any time prior to the Closing Date if:

               (i) there shall have been any change after the date of the latest balance sheet of Xaibe in the assets, properties, business or financial condition of Xaibe, which could have a material adverse effect on the financial statements of Xaibe listed in Section 2.04(b) taken as a whole, except any changes disclosed in the Xaibe Schedules;

               (ii) the board of directors of PolarShield determines in good faith that one or more of PolarShield's conditions to Closing has not occurred, through no fault of PolarShield;

               (iii)  PolarShield  takes the  termination  action  specified  in
          Section 2.20 as a result of Xaibe Schedules or updates thereto which PolarShield finds unacceptable;

               (iv) on or before October 31, 2000, PolarShield notifies Xaibe that PolarShield's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth in Section 2.20; or

               (v) Xaibe shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Xaibe contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

     If this Agreement is terminated pursuant to this paragraph (c) of Section 3.05, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that Xaibe shall bear its own costs as well as the reasonable costs of PolarShield and its principal shareholders incurred in connection with the negotiation, preparation and execution of this Agreement.

                                   ARTICLE IV

                                SPECIAL COVENANTS

     Section 4.01 Access to Properties and Records. Xaibe and PolarShield will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Xaibe or PolarShield, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Xaibe or PolarShield, as the case may be, as the other shall from time to time reasonably request. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

     Section 4.02 Delivery of Books and Records. At the Closing, PolarShield shall deliver to Xaibe the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of PolarShield now in the possession of PolarShield or its representatives.

     Section 4.03 Third Party Consents and Certificates. Xaibe and PolarShield agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

     Section 4.04 Preferred Stock Conversion. Xaibe shall assume, honor and carry out the obligations of PolarShield relating to the issuance of shares of Common Stock upon conversion of the outstanding Preferred Stock of PolarShield on the terms described in Schedule 1.02(b) attached hereto.

     Section 4.05 Designation of Directors and Officers. On or before the Closing Date, Xaibe shall secure the resignations of all current officers and directors of Xaibe and shall appoint such officers and directors as PolarShield shall designate.

     Section 4.06 Exclusive Dealing Rights. Until 5:00 P.M. Houston Time on October 31, 2000:

          (a) In recognition of the substantial time and effort which Xaibe has spent and will continue to spend in investigating PolarShield and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither PolarShield, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than Xaibe and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of PolarShield) or similar transactions involving PolarShield (all such transactions being referred to as "PolarShield Acquisition Transactions"). If PolarShield receives any proposal with respect to a PolarShield Acquisition Transaction, it will immediately communicate to Xaibe the fact that it has received such proposal and the principal terms thereof.

          (b) In recognition of the substantial time and effort which PolarShield has spent and will continue to spend in investigating Xaibe and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Xaibe, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than PolarShield and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of Xaibe) or similar transactions involving Xaibe (all such transactions being referred to as "Xaibe Acquisition Transactions"). If Xaibe receives any proposal with respect to a Xaibe Acquisition Transaction, it will immediately communicate to PolarShield the fact that it has received such proposal and the principal terms thereof.

     Section 4.07 Actions Prior to Closing.

          (a) From and after the date of this Agreement until the Closing Date and except as set forth in the Xaibe Schedules or PolarShield Schedules or as permitted or contemplated by this Agreement, Xaibe (subject to paragraph
     (d) below) and PolarShield respectively, will each:

               (i) carry on its business in substantially the same manner as it has heretofore;

               (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

               (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

               (iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

               (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

               (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

          (b) From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, neither Xaibe nor PolarShield will:

               (i) make any changes in their articles or certificate of incorporation or bylaws;

               (ii) take any action described in Section 1.07 in the case of PolarShield, or in Section 2.07, in the case of Xaibe (all except as permitted therein or as disclosed in the applicable party's schedules);

               (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

               (iv) sell any assets or discontinue any operations, sell any shares of capital stock (other than as contemplated herein) or conduct any similar transactions other than in the ordinary course of business.

          (c) Any other provision of this Agreement notwithstanding, on or prior to the Closing Date, PolarShield shall be permitted, in its sole discretion, to (i) enter into leases and other agreements in the ordinary course of business and (ii) change its banking affiliation, including any bank with which it has established a line of credit.

          (d) In light of the fact that PolarShield's shareholders will control Xaibe as a result of the Exchange, from and after the date of this Agreement until the Closing Date, Xaibe shall take no action which is material to its business without the prior written approval of PolarShield, which PolarShield may give or withhold in its sole discretion after consultation with Xaibe.

     Section 4.08 Sales Under Rule 144 or 145,If Applicable.

          (a) Xaibe will use its best efforts to at all times comply with the reporting requirements of the Exchange Act, including timely filing of all periodic reports required under the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

          (b) Upon being informed in writing by any such person holding restricted stock of Xaibe that such person intends to sell any shares under Rule 144, Rule 145 or Regulation S promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Xaibe will certify in writing to such person that it has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such person's restricted stock under Rule 144, 145 or Regulation S, as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports.

          (c) If any certificate representing any such restricted stock is presented to Xaibe's transfer agent for registration of transfer in connection with any sale theretofore made under Rule 144, 145 or Regulation S, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to Xaibe and its counsel that the stock transfer has complied with the requirements of Rule 144, 145 or Regulation S, as the case may be, Xaibe will promptly instruct its transfer agent to register such shares and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, 145 or Regulation S, as the case may be, free of any stop transfer order or restrictive legend. The provisions of this Section 4.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

     Section 4.09 Indemnification.

          (a) PolarShield hereby agrees to indemnify Xaibe and each of the officers, agents and directors of Xaibe as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

          (b) Xaibe hereby agrees to indemnify PolarShield and each of the officers, agents, and directors of PolarShield and each of the PolarShield Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under
     Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                                    ARTICLE V

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF XAIBE

     The   obligations  of  Xaibe  under  this  Agreement  are  subject  to  the satisfaction, at or before the Closing Date, of the following conditions:

     Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by PolarShield in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). PolarShield shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by PolarShield prior to or at the Closing. Xaibe shall be furnished with a certificate, signed by a duly authorized executive officer of PolarShield and dated the Closing Date, to the foregoing effect.

     Section 5.02 Officer's Certificate. Xaibe shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of PolarShield to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of PolarShield threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the PolarShield Schedules, by or against PolarShield, which might result in any material adverse change in any of the assets, properties, business, or operations of PolarShield.

     Section 5.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business, or operations of PolarShield nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 1.19.

     Section 5.04 Good Standing. Xaibe shall have received a certificate of good standing from the State of Nevada, dated as of a date within ten days prior to the Closing Date certifying that PolarShield is in good standing as a corporation in the State of Nevada.

     Section 5.05 Approval by PolarShield Shareholders. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than eighty percent (80%) of the outstanding common stock of PolarShield, unless a lesser number is agreed to by Xaibe, all of which shareholders shall have certified that they meet the definition of "accredited investors" under the Securities Act.

     Section 5.06 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

     Section 5.07 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Xaibe and PolarShield after the Closing Date on the basis as presently operated shall have been obtained.

     Section 5.08 Other Items.

          (a) Xaibe shall have received a list of PolarShield's shareholders containing the name, address, and number of shares held by each PolarShield shareholder as of the date of Closing, certified by an executive officer of PolarShield as being true, complete and accurate; and

          (b) Xaibe shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as Xaibe may reasonably request.

                                   ARTICLE VI

               CONDITIONS PRECEDENT TO OBLIGATIONS OF POLARSHIELD
                        AND THE POLARSHIELD SHAREHOLDERS

     The obligations of PolarShield and the PolarShield Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Xaibe in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, Xaibe shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Xaibe and shall have satisfied the conditions described below prior to or at the
Closing:

          (a) Immediately prior to the Closing, Xaibe shall have no more than an aggregate of 6,400,000 shares of common stock issued and outstanding or issuable pursuant to outstanding warrants and options.

          (b) All required applications and filings with governmental and regulatory agencies shall have been made and all necessary governmental and regulatory approvals shall have been obtained.

PolarShield shall have been furnished with certificates, signed by duly authorized executive officers of Xaibe and dated the Closing Date, to the foregoing effect.

     Section 6.02 Officer's Certificate. PolarShield shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of Xaibe, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Xaibe threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Xaibe Schedules, by or against Xaibe, which might result in any material adverse change in any of the assets, properties or operations of Xaibe.

     Section 6.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any change in the financial condition, business or operations of Xaibe nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 2.20.

     Section 6.04 Good Standing. PolarShield shall have received a certificate of good standing from the Secretary of State of the State of Colorado or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Xaibe is in good standing as a corporation in the State of Colorado and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

     Section 6.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

     Section 6.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Xaibe and PolarShield after the Closing Date on the basis as presently operated shall have been obtained.

     Section 6.07 Other Items. PolarShield shall have received further opinions,
documents,   certificates,   or   instruments   relating  to  the   transactions
contemplated hereby as PolarShield may reasonably request.

                                   ARTICLE VII

                                  MISCELLANEOUS

     Section 7.01 Brokers. Xaibe and PolarShield agree that, except as set out on Schedule 7.01 attached hereto, there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Xaibe and PolarShield each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

     Section 7.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Texas, without giving effect to principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States, and (b) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the United States District Court in Houston, Texas, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

     Section 7.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

           If to Xaibe, to:        Xaibe, Inc.
                                   c/o Sandringham Investments Limited
                                   404 Scott Point Drive
                                   Salt Spring Island, BC V8K 2R2 Canada
                                   Attn: Don Kerster

           If to PolarShield, to:  PolarShield, Inc.
                                   13100 N.W. Freeway, Suite 130
                                   Houston, Texas 77040
                                   Attn: Steve Fodrie

           With copies to:         Vanderkam & Sanders
                                   440 Louisiana Street, Suite 4705
                                   Houston, Texas 77002
                                   Attn: Michael Sanders, Esq.

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

     Section 7.04 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgement rendered therein.

     Section 7.05 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

     Section  7.06  Public   Announcements  and  Filings.   Unless  required  by
applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

     Section 7.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

     Section 7.08 Third Party Beneficiaries. This contract is strictly between Xaibe and PolarShield, and, except as specifically provided, no director, officer, stockholder (other than the PolarShield Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

     Section 7.09 Expenses. Subject to Sections 3.05 and 7.04 above, whether or not the Exchange is consummated, each of Xaibe and PolarShield will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

     Section 7.10 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

     Section 7.11 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

     Section 7.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 7.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     Section 7.14 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

ATTEST:                                     XAIBE, INC.

                                        BY:
---------------------------------          -------------------------------------
Secretary or Assistant Secretary            President


ATTEST:                                     POLARSHIELD, INC.


                                        BY:
---------------------------------          -------------------------------------
Secretary or Assistant Secretary            President

                                Schedule 1.02(b)

                        Preferred Stock Conversion Rights


     Within forty-five (45) days following the later of (i) closing of an initial public offering by PolarShield or the acquisition of PolarShield for stock by a public company, or (ii) the first published quote with respect to the common stock of Xaibe (the "First Quote"), each holder of Preferred Stock will have the right to elect:

          (a) to convert each share of Preferred Stock into 1.15 shares of Common Stock of Xaibe, which shares of Common Stock will be subject to a "lock-up" for a period of eighteen (18) months following conversion;

          (b) to convert each share of Preferred Stock, with a designated value of $1.15 per share, into a number of shares of Xaibe Common Stock at a conversion price equal to fifty percent (50%) of the closing bid price of the Xaibe Common Stock on the thirtieth (30th) calendar day (or the next trading day if the 30th calendar day is a Saturday, Sunday, holiday or other day on which U.S. markets are not open) following the First Quote, which shares of Common Stock will be subject to a "lock-up" for a period of twelve (12) months following conversion [Example, if a holder owns 10,000 shares of Preferred Stock, with a designated value of $10,000, and the Xaibe Common Stock is trading at $1.00 per share on the 30th day following the First Quote, the Preferred Stock will be convertible, at $0.50 per share, into 20,000 shares of Xaibe Common Stock]; or

          (c) to demand redemption of each share of Preferred Stock at a price equal to $1.15 per share.

     In the event that a holder of shares of Preferred Stock fails to provide an election to PolarShield by the forty-fifth (45th) following the First Quote, all shares of Preferred Stock held by that holder will be convertible in accordance with paragraph (b) above.